EXHIBIT 99.1

For Immediate Release:	For More Information:
Wednesday, October 26, 2005	Julie S. Ryland, (205) 326-8421

ENERGEN REPORTS STRONG 3rd QUARTER RESULTS Management Raises 2005 and 2006 Earnings Guidance

BIRMINGHAM, Alabama - Energen Corporation (NYSE: EGN) today announced that higher commodity prices and increased natural gas production were the dominant drivers behind the diversified energy company's 37 percent increase in earnings per diluted share (EPS) for the third quarter of 2005.

In addition, Energen raised its 2005 earnings guidance range 7 cents to $2.30-$2.40 per diluted share (prior range was $2.23-$2.33) and its 2006 guidance range to $3.25-$3.60 per diluted share (prior range was $3.05-$3.35). Energen said that adjustments to its earnings guidance included higher commodity price assumptions applicable to unhedged production, operating cost increases, and higher expected basis differentials in the San Juan and Permian basins.

"The acquisition of producing properties with development potential remains a critical component of Energen's strategic plan; however, Energen is not dependent on acquisitions to generate near-term earnings growth," said Mike Warren, Energen's chairman and chief executive officer. "To underscore this fact, we have removed estimated acquisition-related earnings from our guidance for 2005 and 2006.

"Our two lines of business continue to perform very well in 2005," Warren said. "The fundamentals of our oil and gas acquisition and development subsidiary, Energen Resources Corporation (ERC), and of our natural gas utility, Alabama Gas Corporation (Alagasco) are strong, and Energen is positioned to generate meaningful earnings growth in 2005 and 2006."

Third Quarter Results

For the three months ended September 30, 2005, Energen reported net income of $19.1 million, or 26 cents per diluted share, including an $8.6 million, or 12 cents per diluted share, non-cash, after-tax loss associated with the timing of mark-to-market derivatives. In the third quarter of 2004, Energen's net income totaled $13.7 million, or 19 cents per diluted share, and included a net loss of $0.9 million, or 1 cent per diluted share, related to the timing of mark-to-market derivatives. Income from discontinued operations totaled $13,000 and $63,000 in the current- and prior-year third quarters, respectively.

Energen Resources Corporation

ERC's third quarter 2005 income from continuing operations totaled $28.1 million and compared with prior-year results of $21.6 million. Included in these numbers are after-tax losses of $8.6 million and $0.9 million, respectively, related to the timing of mark-to-market derivatives.

ERC's third quarter 2005 production from continuing operations rose 5 percent from the same period last year to total 23.5 billion cubic feet (Bcf) equivalent. Natural gas production increased approximately 9 percent to 16.0 Bcf, primarily due to the Company's August 2004 acquisition of coalbed methane properties in the San Juan Basin and increased drilling in the North Louisiana/East Texas area; the Company's oil production decreased approximately 5 percent to 813,000 barrels, while natural gas liquids (NGL) production remained virtually unchanged at 18.1 million gallons.

The Company's average sales price for its natural gas production increased 11 percent to $5.31 per thousand cubic feet (Mcf) in the third quarter of 2005 as compared with the same period a year ago; the average sales price of oil rose 23.5 percent to $35.51 per barrel; and the average sales price of NGL production increased 18 percent to 59 cents per gallon. Average sales prices reflect the impact of all hedges, including mark-to-market derivatives, and basis differentials and are not NYMEX-equivalent prices.

ERC's per-unit lease operating expense (LOE) in the third quarter of 2005 increased 22.5 percent to $1.74 per Mcf equivalent (Mcfe) due to a 33 percent increase in per-unit production taxes resulting from higher commodity prices and to increased expenses associated with work-overs and other price increases, partially offset by lower environmental compliance costs.

Per-unit depreciation, depletion and amortization (DD&A) from oil and gas activities totaled 98 cents per Mcfe in the current-year third quarter, up 8 percent from the same period a year ago largely due to last year's property acquisition and to the current-period production mix that reflects a higher percentage of the Company's shorter-lived North Louisiana/East Texas production.

Alabama Gas Corporation

Alagasco's natural gas distribution operations generated a net loss in the three months ended September 30, 2005, of $8.8 million as compared with a net loss of $7.7 million in the third quarter last year. This difference primarily relates to the timing of rate relief under Alagasco's rate-setting mechanism.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2005, Energen's net income totaled $115.7 million, or $1.57 per diluted share, and compared with $96.2 million, or $1.31 per diluted share, for the same period in 2004. Income from discontinued operations totaled $118,000 and $142,000 in the current- and prior-year periods, respectively.

Included in these numbers are non-cash, after-tax losses of $11.4 million, or 15 cents per diluted share, in the current year, and $2.2 million, or 3 cents per diluted share, in the prior year. These losses are related to the timing of mark-to-market derivatives, and the current year-to-date loss will reverse by the end of 2005 as the volumes to which the derivatives are associated are produced.

Energen Resources Corporation

ERC's year-to-date 2005 income from continuing operations increased 26 percent, with the benefits of higher commodity prices and increased production being offset partially by increased LOE and DD&A. For the nine months ended September 30, ERC's income from continuing operations totaled $83.9 million and compared with $66.6 million in the same period last year. Included in these numbers are after-tax losses of $11.4 million and $2.2 million, respectively, related to the timing of mark-to-market derivatives.

ERC's production from continuing operations in the year-to-date period rose approximately 6 percent from the same period last year to total 68.2 Bcfe. Natural gas production increased 9 percent to 45.9 Bcf, primarily due to the Company's August 2004 acquisition of coalbed methane properties in the San Juan Basin and increased drilling in the North Louisiana/East Texas area; the Company's oil production declined 3 percent to 2.5 million barrels, and NGL production increased 4 percent to 52.5 million gallons.

The Company's average sales price for its natural gas production in the 2005 year-to-date increased 13 percent to $5.39 per Mcf as compared with the same period a year ago; the average sales price of oil rose 23 percent to $33.75 per barrel; and the average sales price of NGL production increased approximately 23 percent to 54 cents per gallon. Average sales prices reflect the impact of all hedges, including mark-to-market derivatives, and basis differentials and are not NYMEX-equivalent prices.

ERC's per-unit LOE in the 2005 year-to-date period increased 24 percent to $1.63 per Mcfe due to a 27 percent increase in per-unit production taxes resulting from higher commodity prices and higher costs associated with work-overs, marketing and transportation, compression, ad valorem and other price increases.

Per-unit DD&A expense from oil and gas activities totaled 96 cents per Mcfe in the current year-to-date period, up 8 percent from the same period a year ago primarily due to last year's property acquisition and to the current-period production mix that reflects a higher percentage of the Company's shorter-lived North Louisiana/East Texas production.

Alabama Gas Corporation

Alagasco's net income for the 2005 year-to-date totaled $31.3 million as compared with $29.1 million in the same period last year. This increase reflects the utility's ability to earn within its allowed range of return on a higher level of equity representing investment in utility plant.

RESULTS FOR THE TRAILING 12 MONTHS

For the 12 months ended September 30, 2005, Energen's net income totaled $147.0 million, or $2.00 per diluted share, and compared with $117.0 million, or $1.60 per diluted share, for the 12 months' period ended September 30, 2004. Income from discontinued operations totaled $134,000 in the current-year period as compared with a loss of $35,000 in the same period a year ago.

ERC's income from continuing operations in the current-year 12 months' period totaled $111.3 million as compared with the $82.9 million in the same period a year ago. Production from continuing operations totaled 91.2 Bcfe, up 6 percent from production of 86.2 Bcfe in the same period last year.

Average sales prices for the 12-months' period were:

- Natural gas, up 15 percent to $5.30 per Mcf;

- Oil, up 24 percent to $33.32 per barrel; and

- NGLs, up 23 percent to 53 cents per gallon.

LOE increased 22 percent to $1.57 per unit period-to-period. Per-unit DD&A expense from oil and gas activities increased 7 percent to 95 cents per Mcfe.

Alagasco's net income for the 12 months ended September 30, 2005, totaled $35.9 million, up approximately 5 percent from $34.3 million in the same period a year ago. For the 12 months ended September 30, 2005 (the utility's 'rate year' for rate-setting purposes), Alagasco earned a 13.3 percent return on 13-month average equity of $271 million. Under the utility's rate-setting mechanism, Alagasco cannot earn above its allowed range of return on average equity of 13.15-13.65 percent at the end of its rate year. Primarily due to increased sales to its large commercial and industrial customer group, the utility 'over-earned' its allowed return and will refund to customers through rates that become effective December 1, 2005, the excess amount.

2005 EARNINGS GUIDANCE

Energen today raised its 2005 earnings guidance range to $2.30-$2.40 per diluted share; the new range excludes a previously estimated 1.6 cents per diluted share associated with an unidentified acquisition of $200 million. The new range assumes that commodity prices applicable to its unhedged production will approximate current NYMEX prices of $12.90 per Mcf for natural gas in November and December (October actual known) and $59.50 per barrel for oil (October, November and December); ERC's assumed price for NGL is approximately 65 percent of the oil price per barrel. With 78 percent of ERC's estimated production for the remainder of 2005 hedged, the sensitivity of the Company's earnings to commodity price changes is minimal.

ERC's significant hedge position with respect to its estimated production of 23.4 Bcfe for the remainder of 2005 (October through December) is as follows:

Commodity	Hedge Vols.	Last 3 Months 2005 Production	% Hedged	NYMEX-equiv. price
Natural Gas*	12.6 Bcf	15.8 Bcf	80%	$7.19 per Mcf
Oil	0.6 MMBbl	0.8 MMBbl	78%	$37.68 per barrel
NGL	12.8 MMgal	18.9 MMgal	68%	$0.54 per gallon

* Includes actual basis differentials, as known

Realized prices for ERC's production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, ERC will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC's assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

ERC's assumed basis differentials are:

- Juan Basin natural gas: $2.27 per Mcf (November-December)

- Permian Basin natural gas: $1.95 per Mcf (November-December)

- West Texas Sour oil: $6.90 per barrel (October-December)

ERC's production for 2005 is estimated to total 91.6 Bcfe. LOE is estimated to increase to $1.72 per Mcfe, reflecting a continued rise in production-related taxes, field service costs and other operating expenses; and DD&A from oil and gas activities is estimated to total 98 cents per Mcfe.

2005 Capital Spending Plans and Other Assumptions

ERC's capital spending plans for 2005 include approximately $150-$160 million in development capital related to its existing properties and exploration spending of some $5-$10 million. Capital spending at Alagasco is estimated to be $65-$70 million.

Other key assumptions that support Energen's guidance include:

Average diluted shares outstanding of 73.7 million.

Alagasco's earning within its allowed range of return on average equity of $270-$275 million.

2006 EARNINGS GUIDANCE

With the expectation of continued commodity price strength in 2006, Energen's management has raised its earnings guidance for 2006 to a range of $3.25 to $3.60 per diluted share. To underscore that property acquisitions are not necessary in order for Energen to meet its earnings goals, this guidance range excludes the benefit of any acquisitions that could be made in 2005 or 2006. Over the long term, acquisitions remain a critical component of Energen's growth strategy, and the Company is prepared to invest approximately $1 billion over the next five years to acquire domestic producing properties with development potential.

As the nation enters the 2005-2006 winter heating season, it is facing an era of unprecedented high natural gas and oil prices. To better reflect the realities of this marketplace, Energen's new 2006 guidance assumes that NYMEX prices applicable to ERC's unhedged production in 2006 will average $10 per Mcf for gas and $58 per barrel for oil and that NGL prices will average approximately 90 cents per gallon.

ERC's total current hedge position with respect to its estimated 2006 production of 89 Bcfe is as follows:

Commodity	Hedge Vols.	Estimated 2006 Production	% Hedged	NYMEX-equiv. price
Natural Gas	38.2 Bcf	60.0 Bcf	64%	$7.96 per Mcf
Oil	2.4 MMBbl	3.2 MMBbl	76%	$51.79 per barrel
NGL	30.2 MMgal	68.6 MMgal	44%	$0.56 per gallon

ERC's 2006 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
San Juan Basin-specific	21.0	$1.40	$ 7.79
Permian Basin-specific	0.5	$1.00	$9.53
NYMEX Hedges	16.3	NA	$8.08
Other	0.4	$0.53	$9.50

ERC's 2006 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	509	-	$44.78
Sour Oil (WTS)	1,915	$5.22	$53.65

Given ERC's current hedge position for 2006 and assuming prices as outlined above for its unhedged production, sensitivities to pricing changes applicable to Energen's 2006 earnings guidance are as follows:

Every 10-cent change in the average NYMEX price of gas from $10 per Mcf represents an estimated net income impact of approximately $1,000,000 (1.4 cents per diluted share).

Every $1.00 change in the average NYMEX price of oil from $58 per barrel represents an estimated net income impact of approximately $365,000 (0.5 cents per diluted share).

Every 1-cent change in average price of NGL from $0.90 per gallon represents an estimated net income impact of approximately $185,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2006 Capital Spending Plans and Other Assumptions

In 2006, ERC expects to invest some $110-$120 million to develop existing properties, with exploration spending estimated to be $5-$10 million. Capital spending at Alagasco is estimated to be $60-65 million.

Other key assumptions that support Energen's 2006 earnings guidance include:

- Average diluted shares outstanding of 74.0 million;

- Alagasco's earning within its allowed range of return on average equity of approximately $285 million;

- A DD&A rate at ERC of 97 cents per Mcfe; and

- LOE (including production taxes) at ERC of $2.00 per Mcfe.

It is important to note that Energen, ERC and Alagasco are still formulating their formal 2006 budgets. As a result, all the variables included in the 2006 forecast are subject to modification and fine-tuning as the budget is finalized.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of onshore domestic oil and gas properties and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.